Exhibit 10.17
BOWNE & CO., INC.
DEFERRED SALES COMPENSATION PLAN
(Amended and Restated effective as of December 31, 2008)

BOWNE & CO., INC.
DEFERRED SALES COMPENSATION PLAN
     Effective December 31, 2008 Bowne & Co., Inc., a corporation organized under the laws of the State of Delaware, hereby amends and restates the Bowne & Co., Inc. Deferred Sales Compensation Plan (the “Plan”), first established September 1, 1982, restated February 1, 1999 and as thereafter amended from time to time, for the benefit of Eligible Employees.
Section 1. Purpose.
     The purpose of the Plan is to enable Bowne to retain a select group of highly compensated salespeople by allowing deferrals of Compensation with Company match and investment growth based on US Treasury Bills and Bowne & Co., Inc., stock. Participation is voluntary and failure to participate in any Plan Year will not preclude participation in a future Plan Year, nor will participation in any Plan Year obligate the Participant to participate in any other Plan Year.
Section 2. Definitions.
(a)	“Affiliated Group” means (i) Bowne; (ii) all corporations wholly owned by Bowne on the effective date of the Plan which are engaged in the financial printing business and have been designated as members of the Affiliated Group by the Board of Directors of Bowne; and (iii) any corporation, partnership, joint venture or other entity associated with Bowne which is formed or acquired in the future and which is so designated.

(b)	“Board of Directors” means the board of directors of Bowne.

(c)	“Bowne” means Bowne & Co., Inc.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Committee” means the committee of three or more employees of one or more members of the Affiliated Group appointed by the Board of Directors to administer and carry out the provisions of this Plan.

(f)	“Compensation” means commissions and salary, if any, accrued and payable with respect to a Plan Year.

(g)	“Deferred Compensation-Cash Account” means the cash account maintained pursuant to Section 4(a) for each Eligible Employee who has elected to participate in the Plan and to defer receipt of cash Compensation.

(h)	“Deferred Compensation-Stock Account” means the equity account maintained pursuant to Section 4(b) for each Eligible Employee who has elected to participate in the Plan and to convert Compensation into deferred stock equivalents.

(i)	“Disability” means any one of the following: (1) a disability that makes a Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (2) any medically determinable physical or mental impairment that can be expected to result in the Participant’s death or can be expected to last for a continuous period of not less than 12 months, for which the Participant is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Bowne; or (3) a determination that a Participant is totally disabled by the Social Security Administration or Railroad Retirement Board.

(j)	“Eligible Employee” means an employee of the Affiliated Group who principally sells financial printing or an employee who is designated a Participant by the Committee and at the sole discretion of the Committee. An Eligible Employee must have compensation as recorded on his or her Form W-2 for the prior Plan Year in excess of the limit, as adjusted, set forth in section 401(a)(17) of the Code ($245,000 for 2009) to participate in the Plan for any Plan Year beginning after December 31, 1998. An eligible employee who becomes a Participant but does not meet the required compensation limit in a future Plan Year will be suspended from making further deferrals until his or her compensation reaches or exceeds the limit.

(k)	“Employee Voluntary Deferrals” means the voluntary deferrals made by a Participant provided for in Section 3(a).

(l)	“Employer Contributions” means the Bowne match provided for in Section 3(c).

(m)	“Fair Market Value” means the average of the highest and lowest sales prices of Bowne & Co., Inc. common stock reported as having occurred on the New York Stock Exchange (or its successor) on the date of determination (or, if the stock is not then traded on the New York Stock Exchange, the mean between the highest and lowest sales prices reported as having occurred on the principal market (as determined by the Committee) on which the stock is then traded) or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; provided, however, that if the stock has not been traded for ten trading days or if there ceases to be an active trading market for the stock, its value shall be determined by the Committee in its reasonable discretion, in accordance with the requirements of section 409A of the Code and in good faith.

(n)	“MEA Sign-On and Stay Bonus Deferrals” means the deferrals provided for in Section 3(a) of a Participant’s Sign-On and Stay Bonus under a Master Employment Agreement.

(o)	“Misconduct” means embezzlement, fraud, dishonesty or deliberate disregard of policy or rules of the Affiliated Group or any member thereof, or unauthorized disclosure of secrets or confidential information, as a result of which any member of the Affiliated Group suffers or may suffer material loss or damage. The determination of whether Misconduct has occurred shall be made in the sole discretion of the Committee.

(p)	“Participant” means an Eligible Employee for whom a Deferred Compensation-Cash Account or a Deferred Compensation-Stock Account is maintained hereunder.

(q)	“Plan Year” means the 12-month period ending December 31.

(r)	“Retirement” means a separation from service with any member of the Affiliated Group after having reached age 55 with at least 15 years of service with Bowne or a member of its Affiliated Group or after reaching age 65 with no service requirement.

(s)	“U.S. Treasury Bill Yield” means the average of interest rates on 3-month Treasury Bills for the week ended prior to the commencement of the applicable calendar quarter published by the Federal Reserve Bank of St. Louis in the weekly publication “U.S. Financial Data” or as published in such other publication as may be designated by the Committee.
Section 3. Election to Participate, Amount Deferred and Employer Contribution.
(a)	Elections. An Eligible Employee may elect in writing, prior to the beginning of any Plan Year, to participate in the Plan with respect to any Compensation earned during that Plan Year, except that no election shall apply to the final commission payment earned by a Participant. Any such election to make Employee Voluntary Deferrals shall remain effective with respect to any Compensation earned by the Eligible Employee in subsequent Plan Years unless the election is revoked in writing by the Eligible Employee on or before the last day of the Plan Year preceding the Plan Year in which the Compensation is to be earned. An election shall be in substantially the form attached as Exhibit A, as such form may be revised from time to time, and include all the information required on the Election form. In addition, a Participant’s Master Employment Agreement may provide for MEA Sign-On and Stay Bonus Deferrals. An Eligible Employee may elect in writing to have Employee Voluntary Deferrals and MEA Sign-On and Stay Bonus Deferrals made into either the Deferred Compensation-Stock Account or the Deferred Compensation-Cash Account. Alternatively, a Participant may elect to allocate some of their Employee Voluntary Deferral or MEA Sign-On and Stay Bonus Deferral to a Deferred Compensation-Cash Account and some to a Deferred Compensation-Stock Account, provided that if such an allocation is made in terms of percentages of Compensation, such percentages must be even multiples of 10. To the extent an Eligible Employee fails to make a designation, his Employee Voluntary Deferral or MEA Sign-On and Stay Bonus Deferral shall be made into the Deferred Compensation-Cash Account.

(b)	Amount Deferred. An Eligible Employee’s election must specify the amount or percentage of Compensation (other than the final commission payment) to be an Employee Voluntary Deferral and whether it is to be made to a Deferred Compensation-Cash Account or to a Deferred Compensation-Stock Account or to some combination of the two. A Participant’s Master Employment Agreement shall specify the amount or percentage of the MEA Sign-On and Stay Bonus to be an MEA Sign-On and Stay Bonus Deferral. The Participant

shall elect on the appropriate form whether it is to be made to a Deferred Compensation-Cash Account or to a Deferred Compensation-Stock Account or to some combination of the two. A Participant may defer any whole percentage, or any amount of Compensation in any one Plan Year. Notwithstanding the foregoing, the Employee Voluntary Deferral for any Plan Year is limited to the amount of commissions earned in excess of the Participant’s draw and/or salary. The amount which a Participant elects to defer under the Plan will be withheld from the Participant’s Compensation at the normal settlement dates and simultaneously an equivalent amount will be credited to the Participant’s Deferred Compensation-Cash Account and the Participant’s Deferred Compensation-Stock Account, as the Participant directs. Any amounts deferred into the Participant’s Deferred Compensation-Stock Account will be deemed to be converted into deferred stock equivalents on the first business day of the calendar quarter in which the compensation is deferred.

(c)	Employer Contributions. In addition to amounts deferred pursuant to Section 3(b), the Deferred Compensation-Cash Account or the Deferred Compensation-Stock Account of a Participant will be credited, as of the normal commission settlement dates, with an amount equal to 50% of the Employee Voluntary Deferrals (“Employer Contributions”), provided, however, that Employer Contributions on behalf of any one Participant may not exceed the lesser of (i) 5% of the Participant’s Compensation; or (ii) a maximum dollar amount in any Plan Year, as adjusted. For the Plan Year commencing on January 1, 2008 it shall be $26,700. The maximum dollar amount will be adjusted to reflect increases or decreases in the cost of living by comparing the last monthly Bureau of Labor Statistics’ Consumer Price Index for All Urban Consumers, All Items, (the “CPI”) published prior to the commencement of the Plan Year with the corresponding CPI published for the previous Plan Year. The percentage increase or decrease, as the case may be, will be multiplied by the maximum dollar amount for the preceding Plan Year, which result will be rounded to the nearest $100, provided, however, that in no event may the maximum dollar amount be less than $26,700. Employer Contributions will not apply to imputed cash or stock dividends that may be reinvested within a Deferred Compensation-Stock Account, or to interest earned on balances in a Deferred Compensation-Cash Account.

(d)	Transfers. No transfers between a Deferred Compensation-Cash Account and a Deferred Compensation-Stock Account shall be allowed.
Section 4. Deferred Compensation-Cash Accounts and Deferred Compensation-Stock Accounts.
(a)	Maintenance of Deferred Compensation-Cash Accounts. A Deferred Compensation-Cash Account will be maintained for each Participant who so elects. The Deferred Compensation-Cash Account will be increased from time to time by amounts of Compensation deferred pursuant to Section 3(b), by Employer Contributions, and by interest on the balance in the Deferred

Compensation-Cash Account, to be determined pursuant to Section 4(c). The Deferred Compensation-Cash Account will be decreased by amounts paid therefrom to a Participant pursuant to Sections 5, 6 and 9 and any amount forfeited pursuant to Section 4(f).

(b)	Non-Segregation of Deferred Compensation-Cash Accounts. Amounts credited to a Deferred Compensation-Cash Account, including Employee Voluntary Deferrals, MEA Sign-On and Stay Bonus Deferrals, Employer Contributions and accrued interest on the Deferred Compensation-Cash Account, will not be segregated but will be treated in all respects as general funds of the employing member of the Affiliated Group, will be subject to the risks of the Affiliated Group’s business and may be deposited, invested or expended by the Affiliated Group in any manner.

(c)	Interest on Deferred Compensation-Cash Accounts. At the end of each calendar quarter of the Affiliated Group, a Participant’s Deferred Compensation-Cash Account at the beginning of the Plan Year, increased by the amount of (i) any deferrals pursuant to Section 3(b) and (ii) Employer Contributions which have been credited since the beginning of the Plan Year, will be credited with interest at the rate (rounded to the nearest 1/100 of 1 percent) of the applicable U. S. Treasury Bill Yield. Interest will continue to be credited to a Participant’s Deferred Compensation-Cash Account until such time as the balance in the account is reduced to zero.

(d)	Maintenance of Deferred Compensation-Stock Accounts. A Deferred Compensation-Stock Account will be maintained for each Participant who so elects. The balance in the Deferred Compensation-Stock Account will represent, to three decimal places, the number of shares of Bowne & Co., Inc. common stock converted into deferred stock equivalents in accordance with Section 3(b). Thereafter, the number of these share equivalents in a Deferred Compensation-Stock Account will be increased from time to time as of the date on which the Company pays a cash dividend to its stockholders, by that number of additional share equivalents that could have been purchased at Fair Market Value on the dividend record date with the cash value of the dividends that would have been paid if the stock equivalents in the Deferred Compensation-Stock Account had been outstanding shares of stock and any subsequent contribution. The Deferred Compensation-Stock Account will also be credited, when appropriate, with any stock dividends or stock splits declared by Bowne on outstanding shares.

(e)	Equity Status of Deferred Compensation-Stock Accounts. The deferred stock equivalents held in a Participant’s Deferred Compensation-Stock Account (“DSUs”) are convertible into Bowne’s common stock on a one-for-one basis.

(f)	Account Vesting and Forfeiture of Employer Contributions. MEA Sign-On and Stay Bonus Deferrals and Employee Voluntary Deferrals, together with investment growth credited thereon pursuant to Section 4(c) and (d), will be fully vested at all times, provided, however, that the investment growth described in this sentence will be forfeited if (i) the Participant’s employment with the Affiliated Group terminates and the Participant subsequently accepts employment that the Committee, in its sole discretion, considers to be competitive with the business interests of any member of the Affiliated Group or (ii) the Participant engages in Misconduct.

Employer Contributions with respect to each Plan Year, together with investment growth thereon, will vest at the rate of 10% for each full Plan Year commencing with the Plan Year in which the Participant’s employment with Bowne commences and ending with the date on which the Participant’s employment with the Affiliated Group terminates, provided, however, that Employer Contributions together with investment growth thereon will be forfeited if (i) the Participant’s employment with the Affiliated Group terminates and the Participant subsequently accepts employment that the Committee, in its sole discretion, considers to be competitive with business interests of any member of the Affiliated Group or (ii) the Participant engages in Misconduct. A Participant may be considered to be in competition even if the new employment is outside the area of sales.

Notwithstanding the foregoing provisions of this subsection (f), upon a Change in Control Event pursuant to Section 9(a) or upon a Participant’s Death, Disability or Retirement with the consent of Bowne, his entire Deferred Compensation-Cash Account and Deferred Compensation-Stock Account will be fully vested.
Section 5. Payment and Distribution Upon Termination of Employment.
(a) 1.	Basic Cash Payment Rules-Cash Accounts. Subject to Sections 5(b) and (c) below, the vested portion from a Participant’s Deferred Compensation-Cash Account will be paid to the Participant or the Participant’s designated beneficiary, as defined in Section 7, in three substantially equal annual installments, the first of which will be paid within ninety (90) days following the date of the Participant’s separation from service (six months after termination of employment for any Participant who is a “specified employee” as defined in a resolution of the Committee setting forth such rules in accordance with section 409A of the Code), with the remaining two payments being made on the first and second anniversaries of the initial payment, respectively.

Any amounts paid out pursuant to the Plan shall first be considered to be distributions of the Employee Voluntary Deferrals, until all such deferred amounts have been exhausted, and shall then be considered distributions from the reminder of the Participant’s Deferred Compensation-Cash Account.

(a) 2.	Basic Stock Payment Rules-Deferred Stock Unit Accounts. Subject to Sections 5(b) and (c) below, the vested portion from a Participant’s Deferred Compensation-Deferred Stock Unit Account will be distributed to the Participant or the Participant’s designated beneficiary, as defined in Section 7, in three substantially equal annual installments, the first of which will be distributed within ninety (90) days following the date of the Participant’s termination of employment (six months after termination of employment for any Participant who is a “specified employee” as defined in a resolution of the Committee setting forth such rules in accordance with section 409A of the Code), with the remaining two distributions being made on the first and second anniversaries of the initial distribution, respectively.

Distributions will be made in the form of Bowne common stock to the Participant. For example, if the Participant has a balance of 12,000 deferred stock equivalents, the amount of the first installment will be 4,000 shares of Bowne common stock with the remaining balance, plus dividends earned on the remaining balance, to be converted and distributed in the next two installments. Until converted and distributed, the remaining balance, if any, shall continue to be deferred stock equivalents.

Any distributions made pursuant to the Plan shall first be considered to be distributions of the Employee Voluntary Deferrals, until all such deferred amounts have been exhausted, and shall then be considered distributions from the remainder of Participant’s Deferred Compensation-Cash Account and/or Deferred Compensation-Stock Account.

(b)	Death; Disability. In the event of a Participant’s Death or Disability, the amount credited to the Participant’s Deferred Compensation-Cash Account as of the date of his Death or Disability will be paid to the Participant or his designated beneficiary, as the case may be, in three substantially equal annual installments, the first of which will be distributed within ninety (90) days following the date of the Participant’s Death or Disability, with the remaining two distributions being made on the first and second anniversaries of the initial distribution, respectively.
Section 6. Hardship Payments.
          A Participant who requires funds by reason of severe financial hardship due to a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in section 152(a) of the Code) of the Participant or other similar unforeseeable circumstances, as determined by the Committee in its sole discretion, may request in writing at any time that the Committee permit the Participant to revoke any election made pursuant to Section 3(a) or to withdraw from his Deferred Compensation-Cash Account and/or Deferred Compensation-Stock Account an amount not exceeding the amount which the Participant has deferred pursuant to Section 3(b), provided that the amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the hardship upon which the request is based. The Committee may reject or approve such request in whole or in part in its sole discretion.

Section 7. Designation of Beneficiary.
          A Participant may designate a person or persons as the beneficiary or beneficiaries who will be entitled to receive any of the payments to be made hereunder in the event of the Participant’s death. This designation may be revoked or changed by the Participant at any time. Any such designation, revocation or change shall be in writing, dated, signed by the Participant, witnessed and delivered to the Committee. If the Participant does not designate a named beneficiary, or if no designated named beneficiary survives the participant, payment and distribution hereunder subsequent to Participant’s death shall be made to the Participant’s estate. If a designated beneficiary survives the Participant, but dies prior to the payment of the entire amount to which such beneficiary is entitled hereunder, any unpaid amount shall be paid to the estate of the designated beneficiary.
Section 8. Allocation Among Members of Affiliated Group.
          In the event that a Participant elects to defer Compensation hereunder that is payable by more than one member of the Affiliated Group, the obligation to make payments hereunder shall be allocated among such members on the basis of the obligations to the Participant incurred hereunder during such Participant’s respective periods of employment with each such member, provided, however, that in the event that one or more members of the Affiliated Group are unable to satisfy their obligations under this Section 8, Bowne and/or the remaining members of the Affiliated Group agree to assume such obligations.
Section 9. Change of Control.
For the purposes of this Plan, “Change in Control Event” means any of the following, in accordance with Section 409A of the Code:
(a)	The date any one person, or more than one person acting as a group, acquires ownership of stock of Bowne that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Bowne.

(b)	The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Bowne possessing 30 percent or more of the total voting power of the stock of Bowne.

(c)	The date a majority of the members of the Bowne Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bowne Board of Directors before the date of the appointment or election.

(d)	The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Bowne that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Bowne immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Bowne, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
Any determination of the occurrence of any Change in Control Event made in good faith by the Board, on the basis of information available at the time to it, shall be conclusive and binding for all purposes under the Plan.
If a Change in Control Event has occurred, the entire portion of that Participant’s Deferred Compensation-Cash Account and Deferred Compensation-Stock Account will be fully vested.
Section 10. Amendment; Termination.
     Although Bowne expects to continue the Plan indefinitely, inasmuch as future conditions cannot be foreseen, it reserves the right to amend or terminate the Plan, in whole or in part, at any time. In the event the Plan is terminated, all amounts credited to Participants’ Deferred Compensation-Cash Accounts and Deferred Compensation-Stock Accounts as of the termination date shall continue to vest and earn interest in accordance with the terms of the Plan and payments of Participants’ Deferred Compensation-Cash Account and Deferred Compensation-Stock Account may be made as set forth in Sections 5, 6 and 7, or on such other basis as the Committee may determine, but only to the extent permitted under section 409A of the Code.
Section 11. Compliance with Legal and Other Requirements.
     The Company may postpone the issuance or delivery of stock or payment of other benefits under this Plan, if the Company reasonably anticipates that the delivery of such stock or payment of other benefits would violate any federal or state law, rule or regulation, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of stock or payment of other benefits in compliance with applicable laws, rules, and regulations, provided however that delivery of stock or payment of other benefits shall be made at the earliest date at which Bowne reasonably anticipates that such delivery of stock or payment of other benefits will not cause a violation of the applicable laws, rules and regulations.
Section 12. Authority of the Committee.
     The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Employees to become Participants; to grant Employer Contributions, the forfeiture or deferral periods relating to Deferred Compensation-Cash Account and Deferred Compensation-Stock Account amounts, the rate at which such amounts shall vest, lapse or terminate, the acceleration of any such dates, whether, to what extent, and under what circumstances a Deferred Compensation-Cash Account and Deferred

Compensation-Stock Account an Award may be settled, and other terms and conditions of, and all other matters relating to, amounts under the Plan; to prescribe documents evidencing or setting terms of the Plan and Deferred Compensation-Cash Account and Deferred Compensation-Stock Account and rules and regulations for the administration of the Plan; to construe and interpret the Plan documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. The Committee shall interpret and administer the Plan in a manner that will permit the amounts to comply with the requirements of section 409A of the Code, including the payment restrictions applicable to “specified employees” as that term is defined in a resolution of the Committee setting forth the definition used by Bowne to identify such employees in accordance with Section 409A of the Code. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, beneficiaries, and other persons claiming rights from or through a Participant, and stockholders.
Section 13. Miscellaneous.
(a)	Inalienability of Rights. The interest and property rights of any person in the Plan or in any distribution to be made under the Plan shall not be subject to option nor be assignable, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any act in violation hereof shall be void.

(b)	No Right to Employment. The establishment of the Plan, the granting of benefits or any action of any member of the Affiliated Group or any other person hereunder shall not be held or construed to confer upon any person any right to continue as an employee nor, upon dismissal, to confer any right or interest other than as provided herein. No provision of the Plan shall restrict the right of any member of the Affiliated Group to discharge any employee at any time, with or without cause.

(c)	Competency to Handle Benefits. If, in the opinion of the Committee, any person is incompetent to handle properly any amount payable to such person from a Deferred Compensation-Cash Account and/or Deferred Compensation-Stock Account, then the Committee may make any reasonable arrangement for payment on such person’s behalf as it deems appropriate.

(d)	Withholding. Any payments made pursuant to the Plan shall be subject to all applicable State and Federal tax withholding requirements.

(e)	Unsecured Obligations. The payments to be made hereunder are only unsecured obligations of members of the Affiliated Group, and a Participant is only a general creditor of Bowne and the other members of the Affiliated Group with respect to his Deferred Compensation-Cash Account and Deferred Compensation-Stock Account.